FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. COMPLETES PRIVATE PLACEMENT OF 425,000 SHARES OF ITS COMMON STOCK

HOUSTON - (April 5, 2007) - Rick’s Cabaret International, Inc. (NASDAQ: RICK) said today it has completed the private placement of 425,000 shares of restricted common stock at a price of $9.40 per share.   Rick’s Cabaret said a group of accredited investors acquired the shares and that the transaction would net $3,595,500 to the company after expenses.   The funds will be used in the purchase of an upscale gentleman’s club in the Dallas-Ft. Worth Metroplex area that the company expects to close in April.

About Rick’s Cabaret

Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns and operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and “Club Onyx.” No sexual contact is permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements:

This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company’s businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information go to www.ricks.com.

Contact: Allan Priaulx, 212-338-0050 ir@ricks.com